Exhibit 5

Cadwalader, Wickersham & Taft LLP
One World Financial Center, New York, NY 10281
Tel +1 212 504 6000 Fax +1 212 504 6666
www.cadwalader.com

New York  London  Charlotte  Washington
Houston  Beijing  Hong Kong  Brussels

December 19, 2014

Deutsche Mortgage & Asset Receiving Corporation
60 Wall Street
New York, New York 10005

Re:	Deutsche Mortgage & Asset Receiving Corporation, COMM 2014-CCRE21 Mortgage Trust Commercial Mortgage Pass-Through Certificates

Ladies and Gentlemen:

We have acted as special counsel to Deutsche Mortgage & Asset Receiving Corporation (the “Company”) in connection with the proposed sale by the Company and purchase by Deutsche Bank Securities Inc. (“DBSI”), Cantor Fitzgerald & Co. (“CF&Co.”), CastleOak Securities, L.P. (“CastleOak”), Natixis Securities Americas LLC (“Natixis”), KeyBanc Capital Markets Inc. (“KeyBanc”) and Guggenheim Securities, LLC (“Guggenheim” and, together with DBSI, CF&Co., CastleOak, KeyBanc and Natixis, collectively, the “Underwriters”), of the Class A-1, Class A-2, Class A-SB, Class A-3, Class X-A, Class A-M, Class B, Class PEZ and Class C Certificates (collectively, the “Certificates”), pursuant to the terms of an Underwriting Agreement, dated as of December 11, 2014 (the “Underwriting Agreement”), between the Company, German American Capital Corporation and the Underwriters.  The Certificates are being issued pursuant to a Pooling and Servicing Agreement, dated as of December 1, 2014 (the “Pooling and Servicing Agreement”), among the Depositor, as depositor, Midland Loan Services, a division of PNC Bank, National Association, as master servicer (in such capacity, the “Master Servicer”), LNR Partners, LLC as special servicer (the “Special Servicer”), Wells Fargo Bank, National Association, as trustee (the “Trustee”), Wells Fargo Bank, National Association, as certificate administrator, paying agent and custodian (in its capacity as certificate administrator, the “Certificate Administrator”), and Park Bridge Lender Services LLC, as operating advisor (the “Operating Advisor”).

In rendering the opinions set forth below, we have examined and relied upon the originals, copies or specimens, certified or otherwise identified to our satisfaction, of the Transaction Documents (as defined below) and such certificates, corporate and public records, agreements and instruments and other documents, including, among other things, the documents delivered on the date hereof, as we have deemed appropriate as a basis for the opinions expressed below.  In such examination we have assumed the genuineness of all signatures, the authenticity of all documents, agreements and instruments submitted to us as originals, the conformity to original documents, agreements and instruments of all documents, agreements and instruments submitted to us as copies or specimens, the authenticity of the originals of such documents, agreements and instruments submitted to us as copies or specimens, the conformity of the text of each document filed with the Securities and Exchange Commission (the “Commission”) through the Commission’s Electronic Data Gathering, Analysis and Retrieval System to the printed document reviewed by us, the accuracy of the matters set forth in the documents, agreements and instruments we reviewed, and that such documents, agreements and instruments evidence the entire understanding between the parties thereto and have not been amended, modified or supplemented in any manner material to the opinions expressed herein.  As to matters of fact relevant to the opinions expressed herein, we have relied upon, and assumed the accuracy of, the representations and warranties contained in the Underwriting Agreement and the Pooling and Servicing Agreement and we have relied upon certificates and oral or written statements and other information obtained from the Company, the other parties to the transaction referenced herein, and public officials.  Except as expressly set forth herein, we have not undertaken any independent investigation (including, without limitation, conducting any review, search or investigation of any public files, records or dockets) to determine the existence or absence of the facts that are material to our opinions, and no inference as to our knowledge concerning such facts should be drawn from our reliance on the representations of the Company and others in connection with the preparation and delivery of this letter.

In particular, we have examined and relied upon:

(i)	the Prospectus Supplement, dated December 12, 2014 (the “Prospectus Supplement”) and the Prospectus, dated September 3, 2014 (the “Prospectus”), each relating to the offering of the Certificates;

(ii)	the Pooling and Servicing Agreement; and

(iii)	the Underwriting Agreement.

Items (i) to (iii) above are referred to in this letter as the “Transaction Documents”.

We have also assumed that (x) the legal capacity of all natural persons and (y) (except to the extent expressly opined herein) that all documents, agreements and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties are validly existing and in good standing under the laws of their respective jurisdictions of organization, that all such parties had the power and legal right to execute and deliver all such documents, agreements and instruments, and (other than with respect to the Company) that such documents, agreements and instruments constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their respective terms.  As used herein, “to our knowledge”, “known to us” or words of similar import mean the actual knowledge, without independent investigation, of any lawyer in our firm actively involved in representing the Company with respect to the transactions contemplated by the Underwriting Agreement.

We express no opinion concerning the laws of any jurisdiction other than the laws of the State of New York and, to the extent expressly referred to in this letter, the federal laws of the United States of America.

Based upon and subject to the foregoing, we are of the opinion that:

1.           The Certificates have been duly authorized by the Company and, when the Certificates have been duly executed, authenticated and delivered by the Certificate Administrator in the manner contemplated in the Pooling and Servicing Agreement and paid for by and sold to the Underwriters pursuant to the Underwriting Agreement, the Certificates will be validly issued and outstanding, fully paid and non-assessable and entitled to the benefits provided by the Pooling and Servicing Agreement.

2.           The descriptions of federal income tax consequences appearing under the headings “Certain Federal Income Tax Consequences,” “Federal Income Tax Consequences for REMIC Certificates” and “Federal Income Tax Consequences for Certificates as to Which No REMIC Election Is Made” in the Prospectus and under the heading “Material Federal Income Tax Consequences” in the Prospectus Supplement accurately describe the material federal income tax consequences to holders of the Certificates, under existing law and subject to the qualifications and assumptions stated therein.  We also hereby confirm and adopt the opinions expressly set forth under such headings, under existing law and subject to the qualifications and assumptions stated therein.

We hereby consent to the filing of this letter as an exhibit to the Company’s Registration Statement on Form S-3 (File No. 333-193376) (the “Registration Statement”), as declared effective on February 12, 2014, as it relates to the Certificates and to the reference to Cadwalader, Wickersham & Taft LLP and the discussion of our opinions set forth in this letter under the headings “Legal Matters” and “Material Federal Income Tax Consequences” in the Prospectus Supplement and under the headings “Legal Matters,” “Certain Federal Income Tax Consequences,” “Federal Income Tax Consequences for REMIC Certificates” and “Federal Income Tax Consequences for Certificates as to Which No REMIC Election Is Made” in the Prospectus.  This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.  In addition, we disclaim any obligation to update this letter or communicate with or advise you as to any changes in fact or law, or otherwise.

Very truly yours,

/s/ Cadwalader, Wickersham & Taft LLP